Exhibit 10.1

MANAGEMENT AGREEMENT
This AGREEMENT made as of the 4th day of April 2022 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES ORION L.P., a New York limited partnership (the “Partnership”) DRAKEWOOD CAPITAL MANAGEMENT LIMITED, a private limited company incorporated under the laws of England and Wales (Company Number: 10774444) (“Drakewood UK” or the “Advisor”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments on U.S. and non-U.S. markets with the objective of achieving capital appreciation; and
WHEREAS, such trading is to be conducted directly or indirectly through investment in CMF Drakewood Master Fund LLC (the “Master Fund”) of which CMF is the trading manager and Drakewood UK is the advisor; and
WHEREAS, the Fifth Amended and Restated Limited Partnership Agreement effective as of March 31, 2019, as amended (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and
WHEREAS, the Advisor is an “authorised person” for the purposes of the Financial Services and Markets Act 2000 of the United Kingdom (“FSMA”) and is regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”) with firm reference number 826632, and is formed for the purpose of providing certain investment management, investment advisory and other services for separately managed client accounts and pooled investment vehicles.  The Advisor is subject to the “FCA Rules”, which means the rules and guidance comprised in the Handbook of Rules and Guidance issued by the FCA (or any duly authorized committee of the FCA) as altered, amended, added to or cancelled from time to time. Further, the Advisor is registered as a “commodity trading advisor” and a “commodity pool operator” with the U.S. Commodity Futures Trading Commission (the “CFTC”) and is a member of the U.S. National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, Drakewood UK is (i) the owner of the intellectual property underlying the Program (as defined below); (ii) responsible for the strategic development of the Program; and (iii) responsible for the oversight of Drakewood Capital Management Inc., which is a Delaware corporation with its offices located at One World Trade Center, 85th Floor, New York, NY 10007 (“DCM-US”) and an unaffiliated third party, Gordian Capital Singapore Private Limited (the “Sub-Manager”, and together DCM-US and Sub-Manager shall be referred to as the “Delegates”) in their implementation of the Program; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1. DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, effective [   ], 2022, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership, whether directly or indirectly through the Master Fund, allocated to it from time to time by CMF in commodity interests, including currency and commodity futures, options on futures and, if the Advisor intends to trade over-the-counter contract(s) and/or exchange-cleared swap transaction(s), the Advisor shall provide CMF with not less than 60 days prior written notice of the Advisor’s intent to trade such contract(s) or transaction(s), as may be applicable, and thereafter CMF shall provide the Advisor with its written consent to trade such contract(s) or transaction(s), or if written consent is not received by the Advisor within 60 days of receipt of such written notice by CMF, this Agreement will be immediately terminated on such 60th day.   All such trading on behalf of the Partnership, whether directly or indirectly through the Master Fund, shall be in accordance with (i) the trading policies set forth in Appendix B attached hereto which, for the avoidance of doubt, shall be interpreted in conjunction with the Advisor’s Risk Policy and the custom and trade of the applicable exchanges, provided however in all cases the policies in Appendix B shall control (the “CMF Trading Policies”), as such trading policies may be changed from time to time on 45 days prior written notice of such change to the Advisor, and (ii) the Advisor’s Drakewood Prospect Fund Strategy as may be revised by the Advisor from time to time with prior notice to CMF, (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the CMF Trading Policies without the prior written consent of the Partnership given by CMF.
(b) CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A.  All trades made by the Advisor for the Account (as defined below), whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant (“FCM”) or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up or transfer agreements as may appropriate (via EGUS or by original, fax copy or email copy).

(c)  As of [  ], 2022, an initial allocation of $20,000,000 (the “Initial Allocation”) of the Master Fund’s assets to the Advisor shall be made to the Program. CMF and the Partnership agree and the Advisor acknowledges that the leverage applied to the assets of the Partnership allocated to the Advisor (“Allocation Amount”), either directly or indirectly through the Master Fund, shall initially be 1x, however, the Advisor will trade the Partnership’s or Master Fund’s account (the “Account”) on a pari passu basis with its other managed account(s) and its other fund(s) to the extent such other managed account(s) or fund(s) are trading in the same products as set forth in Appendix C.  The leverage applied to the assets of the Account may be changed from time to time with 15 days’ prior notice from CMF to the Advisor; provided however, that in no event will the leverage applied to the assets of the Account be increased to more than 2x. (i) In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, the Advisor shall provide CMF with not less than 60 days prior written notice of the Advisor’s intent to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership and thereafter CMF shall provide the Advisor with its written consent to trade such additional commodity interest(s), or if the written consent is not received by the Advisor within 60 days of receipt of such written notice by CMF, this Agreement will be immediately terminated on such 60th day.  (ii)  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A to be materially accurate.  (iii) Further, the Advisor will provide CMF with a current list of all commodity interests to be traded for the Account, which is attached as Appendix C to this Agreement, and if the Advisor intends to trade any additional commodity interest(s) for the Account, the Advisor shall provide CMF with not less than 60 days prior written notice of the Advisor’s intent to trade such additional commodity interest(s) and thereafter CMF shall provide the Advisor with its written consent to trade such additional commodity interest(s), or if written consent is not received by the Advisor within 60 days of receipt of such written notice by CMF, this Agreement will be immediately terminated on such 60th day.  (iv) The Advisor shall provide periodic statements setting out certain details in relation to the activities undertaken and of the performance of the Partnership during the reporting period. The periodic statement shall include all information required by UK MiFID (as defined below) to be provided in such statements, including a statement of the contents and the valuation of the Partnership and information on the total amount of fees and charges incurred during the relevant reporting period, on a periodic basis which shall be at such frequency permitted by applicable regulation and agreed with CMF. The basis of all valuations will be as stated in the first periodic statement unless otherwise notified. Unless otherwise agreed, the Advisor will not provide information about executed transactions on a transaction-by-transaction basis. For the purposes of this Agreement, "UK MiFID" means the United Kingdom's implementation of Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU (MiFID), together with the United Kingdom's version of Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No 648/2012 (MiFIR), which forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018. (vi) The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the total amount of the assets under the Advisor’s management (without need to disclose the names or identities of the Advisor’s clients), together with all other matters deemed by the Advisor to be material changes to its Program not previously reported to CMF.  If the Advisor intends to make currency trades which are not set forth (or has not been previously approved by CMF in accordance with this Agreement), the Advisor shall provide CMF with not less than 60 days prior written notice of the Advisor’s intent to trade such additional currency (or currencies) and thereafter CMF shall provide the Advisor with its written consent to trade such additional currency (or currencies), or if written consent is not received by the Advisor within 60 days of receipt of such written notice by CMF, this Agreement will be immediately terminated on such 60th day.  Other than with respect to the intended currency trades as set forth in Appendix C, or currencies subsequently approved by CMF to be traded by the Advisor on behalf of the Account, the Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin non-U.S. dollar based positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), the Delegates (as defined above), its manager(s), employees and member(s), their trading performance and general trading methods with respect to the Program, and the total amount of its customer accounts (but not the identities of or identifying information with respect to its customers).  Notwithstanding Sections 1(d) and 5(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is confidential information belonging to the Advisor and that they will keep all such advice confidential.  The Partnership and CMF further acknowledge that the Advisor may disclose any confidential information to a competent regulatory authority as may be required under applicable law.  Nothing contained in this Agreement shall be deemed or construed to require the Advisor to disclose any confidential or proprietary details of the Advisor’s trading strategies or the names or identities of the Advisor’s clients.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 4(b) hereof) as it shall determine in its absolute discretion.  Subject to Section 6(b), the designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.
(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month and shall provide not less than two (2) business days prior written notice to Advisor of any such reapportionment.  The Advisor agrees that it may be called upon not less than two (2) business days prior written notice to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two (2) business days’ prior notice to the Advisor of any reallocations or liquidations.
(g) The Advisor hereby further agrees that it shall have an obligation to act to minimize any adverse consequences to the Account with respect to any trade errors. In the event that a trade error to the Account occurs as a result of the action or inaction of the Advisor, the Advisor shall cover any trading losses resulting from such trade error including, but not limited to, payment to the FCM or other counterparties of the floor brokerage commissions, exchange fees, NFA fees and other transaction charges and give-up charges incurred by the FCM or other counterparties on such trade. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 9(a)(iii) upon discovery of its own trading errors (as described above) with respect to such account, and the Advisor shall use its commercially reasonable efforts to identify and promptly notify CMF of any material order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership or in the case of the Delegates, for the Advisor.

(h) The Advisor will send CMF written reports of the Account as of the last trading day of a month. Such reports shall be submitted to CMF not later than 15 business days following each month end and shall set forth, for the period since the previous month end, a list or a statement of each of the following: (i) the investments comprising the Account; (ii) all unrealized gains and losses; and (iii) a description of the form in which the investments in the Account are maintained, including the number of lots or units and the book value and market value of the positions held by or on behalf of the Master Fund or the Partnership by the Advisor as of that date. For the purposes of all reports made by the Advisor to CMF, foreign securities and investments denominated in foreign currencies will be valued in United States Dollars.

(i) CMF acknowledges and agrees that the Advisor shall not be obligated to comply with the "best execution" requirement of Rule 11.2.1 of the FCA with respect to orders placed on behalf of the Funds; provided, however, that such waiver shall not relieve the Advisor of its obligations under any provision of this Agreement (including without limitation Paragraph 8(a)(iii)) and under the rules of the CFTC and NFA).

(j) The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.  Further, the Advisor does not provide any representation or warranty as to the performance or profitability of the Program, the Partnership or the success of any trading strategy recommended or used by the Advisor and the Partnership and CMF acknowledge this. Any objectives specified in the Program are intended as targets only and not as an assurance or guarantee of performance of the Partnership. The Partnership and CMF acknowledge that the actual performance of the Partnership may be materially different from the performance of other funds or accounts traded in accordance with the Program. There are a number of reasons for this, including but not limited to, differences in the amount invested or Initial Allocation, meeting any minimum order size requirements, any client-imposed investment restrictions or guidelines, timing of investments and withdrawals or changes in Initial Allocation, fees and expenses associated with the funds and accounts, the trading of different asset classes or the use of different trading programs.
(k) For the purposes of the FCA Rules and based on information obtained in respect of CMF, the Advisor has categorized CMF, acting as agent for the Partnership, as a professional client in relation to the services provided under this Agreement. CMF shall keep the Advisor informed about any material change to CMF’s circumstances which could affect the Advisor’s categorization of CMF as a professional client. CMF acknowledges that it may request that the Advisor considers its re-categorization as a retail client, but it is not the Advisor’s policy to accept requests to be treated as a retail client for any service under this Agreement.
(l) Based on information provided by CMF, in providing the services, the Advisor shall be responsible for assessing the suitability of investments for CMF as required by the FCA Rules. The reason for assessing suitability is to enable the Advisor to act in CMF’s best interests. As CMF is a professional client, the Advisor is entitled to assume that CMF has the necessary level of experience and knowledge in order to understand the risks involved in the relevant transaction. CMF shall provide the Advisor with information that is accurate, complete and up to date so as to enable the Advisor to assess suitability for CMF.

2. DELEGATION OF ADVISORY RESPONSIBILITIES. The Advisor may delegate the portion of its responsibilities, duties and authority set forth herein with respect to the applicable Investment Sub-Management Agreement to either DCM-US or the Sub-Manager, pursuant to separately agreed upon agreements between the Advisor and DCM-US or the Sub-Manager (the “Investment Sub-Manager Agreements”) and provided that the Advisor agrees that it will be fully responsible, accountable and financially liable for any acts and/or omissions of the Delegates pursuant to such delegation, as if such acts or omissions were its own.  Pursuant to such delegation, the Delegates may trade on behalf of the Advisor, however, the Advisor shall be solely responsible for the allocation of such trades to the Account in accordance with this Agreement and the Advisor’s allocation policy. Notwithstanding the foregoing, the Advisor covenants that the Delegates shall comply with its relevant permissions with respect to trading of the Partnership’s assets or the assets of the Master Fund as may be agreed from time-to-time with the Advisor.  The Advisor shall maintain ultimate risk oversight and control of any activities engaged in by the Delegates on behalf of the Partnership or on behalf of the Master Fund. Any fees, costs or expenses incurred in connection with such delegation, including any fees, costs or expenses charged by the Delegates in connection with any services provided pursuant to such delegation, shall be borne by the Advisor and shall not be borne by CMF, the Partnership, the Master Fund, the Account, or their affiliates.  References herein to the Advisor shall include, as the context may require, any Delegates that are selected to manage Partnership assets, directly or indirectly through the Master Fund under this Agreement.
3. INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized under this Agreement in relation to the implement the Program, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor, other than Advisor’s responsibility for implementing the Program on behalf of the Master Fund pursuant to the terms of this Agreement,.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.  Both the Partnership and CMF recognize and agree that the exercise of their respective retained authority may impair the implementation of the Program and result in losses to the Partnership or the Master Fund.
4. COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable annually equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1.5% (1.5% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.5% and dividing the result thereof by 12).

(b) “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.
(c) “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period increased by any interest expense and decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first calendar year of the Advisor’s trading for the Partnership (which, for the avoidance of doubt, shall be December 31, 2022), which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first calendar year of such trading (which, for the avoidance of doubt, shall be December 31, 2022).    If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee. For the avoidance of doubt, if any payment of annual Incentive Fees is made to the Advisor on account of New Trading Profits and the Advisor thereafter fails to earn New Trading Profits or experiences losses for any subsequent calendar year, the Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Advisor in respect of such New Trading Profits.
(d) Annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current annual period and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than five successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) In this Agreement, “business day” means any day, excluding Saturdays and Sundays, when the banks in New York, New York are open for business.
(f) The provisions of this Section 4 shall survive the termination of this Agreement.
5. RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that the Advisor and its officers, directors and employees may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors and employees shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Account’s commodity positions with the positions of any other person for purposes of applying CFTC regulations, FCA Rules, or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Account’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Account in such manner as to affect the Account substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use methods for the Account that are inferior to methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged by CMF, the Partnership and the Master Fund, however, that different methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.
(c) It is acknowledged that the Advisor and/or its officers, directors and employees presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Account as compared to the performance of other accounts managed by the Advisor or its principals, if any, (on a no names basis) as shall be reasonably requested by CMF.  The Advisor presently believes that existing speculative position limits will not materially adversely affect its ability to manage the Account given the potential size of the Account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
6. TERM.  (a) This Agreement shall continue in effect until December 31, 2022 (the “Initial Termination Date”), unless otherwise terminated as set forth in this Section or as otherwise set forth in this Agreement.  If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 30 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor, whether directly or indirectly through the Master Fund (as adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 30% or more as of the end of a trading day from the previous highest value of the Net Assets of the Partnership allocated to the Advisor; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding interests owned by CMF, an affiliate of CMF other than the Partnership, or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the material terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in Appendix B attached hereto, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets (in each case, to the extent that David Lilley would no longer be the controlling principal of Advisor), or the Advisor becomes bankrupt or insolvent, (ix) David Lilley dies, becomes incapacitated for a period of greater than 20 consecutive business days, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended; (xi) one of the Delegates fails to be in compliance with any registration or licensing requirements of the CFTC or any other regulatory authority to which it is subject, or (xii) CMF reasonably believes in good faith that the Advisor and/or one of the Delegates has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) in the event that the CMF Trading Policies are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) at any time after the Initial Termination Date; (iii) in the event that CMF or the Partnership fails to comply with the material terms of this Agreement; or (iv) in the event the Net Assets of the Account declines below the Initial Allocation due to any redemptions, distributions, withdrawals or reallocations, if any by CMF, the Master Fund or the Partnership, provided, however, (A) any decline below the Initial Allocation due to declining Account performance shall not trigger the Advisor’s right of termination, and (ii) if, within 30 days following any such decline, the Initial Allocation is subsequently met at the Master Fund or the Partnership, in the aggregate, such written termination notice shall be deemed withdrawn by the Advisor.  The Advisor may immediately terminate this Agreement if (i) CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended; (ii) CMF, the Partnership or the Master Fund fails to timely fulfill its margin obligation with respect to the Account with a FCM; (iii) CMF otherwise causes the Account not to be traded on a pari passu basis with the Advisor’s other managed account(s) and its other fund(s) to the extent such other managed account(s) or fund(s) are trading in the same products as set forth in Appendix C; or (iv) CMF impairs the Advisor’s ability to trade the Account in accordance with the Program, including without limitation, due to the requirements of the CMF Trading Policies.
(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 4 hereof.
7. INDEMNIFICATION.  (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 7, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor and to the extent applicable, one (or both) of the Delegates acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that the Advisor’s and, to the extent applicable, such Delegate’s  conduct did not constitute gross negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership or the Advisor, as applicable, as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement.  CMF hereby covenants that no changes to the Partnership Agreement’s applicable indemnification terms shall be made after the effective date of this Agreement without at least 45 days prior written notice to the Advisor; provided, further, that within 15 days following the Advisor’s receipt of such written notice of such change to Section 16 of the Partnership Agreement, the Advisor may by written notice to CMF terminate this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor or the Delegate(s) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
(iii)             Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld, within five business days of a written notice from CMF to the Advisor which is sent in accordance with Section 16 hereof.
(iv)              In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.
(v) As used in this Section 7(a), the term “Advisor” shall include the Advisor, its principals, officers, director(s), employees and partner(s) and one (or both) of the Delegates and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 18 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved gross negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor or one (or both) of the Delegates (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.
    (ii)  In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or one (or both) of the Delegates or their principals, officers, directors, employees and partners unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.
(c) In the event that a person entitled to indemnification under this Section 7 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d) None of the indemnifications contained in this Section 7 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(e) The provisions of this Section 7 shall survive the termination of this Agreement.

8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) On the date hereof, the Advisor represents and warrants that:
(i) The information with respect to the Advisor or the Delegates and their principals or employees and the trading performance of any of them that has been provided to CMF with respect to the Program, to the best of its knowledge, contains no material misstatements or omission of material facts.  All references to the Advisor or the Delegates and their principals or employees, if any, in the Partnership’s current Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”), or a supplement thereto, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, to the best of its knowledge, contains no material misstatements or omission of material facts regarding the Advisor, the Delegates or the Program, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.
(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum regarding the Program, if any, is based on (a) all of the customer accounts managed on a discretionary basis by the Advisor’s principals, the Delegates’ use of the Program and/or the Advisor during the period covered by such tables and required to be disclosed therein, or (b) with the written consent of CMF, a representative account of the Program. Such performance has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.  The annual audited financial statements of Drakewood Prospect Master Fund Limited for the period January 1, 2020 through December 31, 2020 have been examined by an independent certified public accountant and a copy of the report thereon has been provided to CMF.
(iii)    The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.
(iv)    The Sub-Manager is currently exempt from registration as a commodity trading advisor with the CFTC pursuant to Section 4m(1) of the U.S. Commodity Exchange Act, as interpreted by Rule 4.14(a)(10), and, during the term of this Agreement, the Advisor agrees that it shall ensure that the Sub-Manager is either exempt from registration as a commodity trading advisor with the CFTC or registered as a commodity trading advisor with the CFTC and a member of NFA. The Advisor agrees to immediately notify CMF if the Sub-Manager is no longer exempt as a commodity trading advisor with the CFTC pursuant to Section 4m(1) of the U.S. Commodity Exchange Act, as interpreted by Rule 4.14(a)(10), if the Sub-Manager relies on another exemption from registration as a commodity trading advisor, or if the Sub-Manager registers with the CFTC as a commodity trading advisor and/or becomes a member of NFA. The Advisor represents and warrants to the best of its knowledge that the Sub-Manager is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform the duties set forth in Section 2 of this Agreement and the applicable Investment Sub-Manager Agreement.

(v) Each of the Advisor and DCM-US are and, to the best of the knowledge of the Advisor, the Sub-Manager is each duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.  The Advisor has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement.
(vi)     Neither the Advisor nor the Delegates will, by acting as a commodity trading advisor or exempt commodity trading advisor respectively to the Partnership, or in the case of the Delegates to the Advisor with respect to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
(vii)     This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(viii)    At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be reasonably necessary so that, as to the Advisor, the Delegates and their officers, directors, employees, and partners, such offering memorandum or prospectus is accurate with respect to the Program.
(ix)     To the best of the Advisor’s knowledge there is no material investigation, suit, action or proceeding, currently pending or threatened, before or by any court or governmental agency or body, self-regulatory body, board of trade, exchange or arbitration panel, U.S. or non-U.S., involving the Advisor or the Delegates or any of their respective officers, directors, employees and partner(s), agents or representatives where such action adversely affects the business of the Advisor as it relates to this Agreement.
(x) The Advisor and the Delegates have established and implemented policies, procedures, and internal controls that are reasonably designed to comply with applicable anti-corruption, sanctions, anti-tax evasion and anti-money laundering laws, rules and regulations and hereby represents in the performance of this Agreement as follows:

a) The Advisor or Delegates shall not cause CMF, or any of its affiliates, to be in violation of applicable U.S. or non-U.S. anti-money laundering laws, regulations and orders, as or hereafter in force, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001.
b) The Advisor shall not use the Agreement or any other services described herein, or permit any such services to be used, including those services provided by the Delegates, for the direct or indirect benefit of any government, individual or entity that is (1) the subject of any financial sanctions or other restrictive measures issued, administered or enforced by any of the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the Council of the European Union, Her Majesty’s Treasury (United Kingdom), and the relevant sanctions authorities in the Advisor’s home jurisdiction and each jurisdiction in which the services described herein shall be provided (collectively, “Sanctions”); or (2) located, resident or organized in any country, territory or region that is the subject of comprehensive territorial sanctions (currently, Crimea, Cuba, Iran, North Korea, and Syria) (each a “Sanctioned Jurisdiction”).
c) Neither the Advisor, nor the Delegates, nor any of their respective subsidiaries, affiliates, directors, officers, employees, or, any of its agents or representatives, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are: (i) the target of any Sanctions; or (ii) located, organized or resident in a Sanctioned Jurisdiction.
d) (i) The Advisor and the Delegates are and have acted in compliance with all applicable tax laws and tax reporting obligations, including laws in relation to tax evasion and tax fraud; (ii) will not, through any act or omission, knowingly facilitate a third party in engaging in any form of tax evasion or tax fraud, or otherwise engage in any activity, practice or conduct that would constitute a tax evasion facilitation offence under anti-facilitation of tax evasion laws (including, without limitation, the Criminal Finances Act 2017); and (iii) have implemented and maintain policies and procedures reasonably designed to promote and achieve compliance with (i) and (ii) above.
(xi)    Without limiting the generality of the foregoing, in connection with the performance of the services hereunder, the Advisor and the Delegates have not and will not engage in any act or practice that would, directly or indirectly, contravene any applicable anti-money laundering, sanctions, anti-tax evasion or anti-corruption laws, rules or regulations, or any similar statute that prohibits tax evasion, bribery, money laundering or payments to public officials, including, without limitation, any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing, applicable in any jurisdiction in which the Advisor or the Delegates, respectively, perform(s) any of the services hereunder.
(xii)    If at any time it is discovered that the representations made in this subsection are incorrect, or if otherwise required by applicable law, CMF in its sole discretion, shall be entitled to undertake appropriate and reasonable actions to ensure compliance with applicable law.
(b) CMF represents and warrants for itself and the Partnership that:
(i)      CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)     This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)     CMF will not, by acting as the general partner to the Partnership, and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.
(vi)      The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(vii)      The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.
(viii)     The Memorandum contains no material misstatements or omission of material facts.

(ix)       CMF is in compliance with (and will continue to comply with) all applicable laws and regulation relating to anti-money laundering and any sanctions administered or enforced by the U.S. Government or otherwise applicable to it or to the Partnership. CMF and its officers, members, employees, and, to its knowledge, any of its agents, sub-contractors, affiliates and all other persons associated with it who are performing services on its behalf will comply with all applicable laws and regulations.
(x)       CMF has read and understood the risk disclosures that have been separately provided to CMF by the Advisor and which provide a description of the nature and risks of financial instruments including appropriate guidance on, and warnings of, the risks associated with investments in financial instruments or in respect of particular investment strategies.

(xi)    Information or documentation provided by CMF or its agent to the Advisor pursuant to this Agreement is accurate, complete, up-to-date and not misleading in any respect and CMF has notified the Advisor of all such information which is reasonably relevant to the performance of the Advisor’s duties under this Agreement.

(xii)   CMF has received, read and fully understands a detailed description of the Advisor’s trading strategies, and it and its advisors have had the opportunity to ask questions of and receive answers from the Advisor and its principals concerning such strategies.

(xiii)   If at any time it is discovered that the representations made in this subsection are incorrect, or if otherwise required by applicable law, the Advisor in its sole discretion, shall be entitled to undertake appropriate and reasonable actions to ensure compliance with applicable law.
9. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a) In connection with the trading of the Program on behalf of the Partnership, the Advisor agrees as follows:
(i) the Advisor will, and shall use commercially reasonable efforts to cause the Delegates to, comply with all applicable laws, including rules and regulations of the FCA, CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed, as may be applicable.
(ii) provided that the disclosure is not prohibited by the applicable regulator or other order, the Advisor will promptly notify CMF, in writing, of the commencement of any material investigation, suit, action or proceeding involving the Advisor, the Delegates or any of their respective officers, directors, employees, and partner(s), where such action is (a) taken either in relation to the business of the Advisor or (b) adversely affects the business of the Advisor, regardless of whether such investigation, suit, action or proceeding also involves CMF.  Except where otherwise prohibited by the regulator or other order, the Advisor agrees that during the term of this Agreement and for a period of two years after the termination of this Agreement, it will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange with any material, non-routine investigation or audit of the Advisor’s, or the Delegates’ business activities for the Advisor which is directly connected to this Agreement.

(iii)     In the placement of orders for the Account and for the accounts of any other client, the Advisor, or indirectly, DCM-US or the Sub-Manager, will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  CMF, the Partnership and the Master Fund each understands that other brokers may be willing to execute transactions for the Account at commission rates lower than or different from those of the FCM or the other counterparties selected.  Subject to the FCA Rules, the Advisor may aggregate transactions for the Account with those of other clients, of its employees or of its own account. The Advisor may also average the prices obtained so that all of its clients (including the Account) involved in the transaction pay or receive the same average price. This may result in the Account obtaining on some occasions a more favorable transaction price and on others a less favorable transaction price than had the Account's order been effected separately. Where the Advisor aggregates a transaction for the Account with other orders, each of the Partnership, the Master Fund and the Advisor agree that the Advisor shall allocate the investment concerned on a fair and reasonable basis as permitted by the FCA Rules from time to time. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the Account managed by the Advisor daily and, within two business days of knowledge thereof, to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any trading errors committed by the Advisor, DCM-US, the Sub-Manager or their officers, directors, employees and partner(s); (B) any trade which the Advisor, DCM-US or the Sub-Manager believes was not executed in accordance with their instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the Account) between its records and the information reported on the Account’s daily and monthly broker statements.
(iv)     The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.
(v) Where the Advisor and the Delegates are permitted to accept delivery of a commodity, the Advisor will, and shall cause the Delegates to, use its commercially reasonable efforts to close out all futures positions prior to any applicable delivery period, and will, and shall cause the Delegates to, use its commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.
(vi)     The Advisor will, from time to time, update any information previously provided to CMF under this Agreement, including, without limitation, information referenced in Section 8(a)(i) hereof.
(vii)     The Advisor will promptly notify CMF if the Sub-Manager furnishes commodity trading advice to 12 persons located in the United States during the course of any preceding 12 month period.
(viii)    The Advisor shall promptly notify CMF when the Advisor’s open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.
(ix)     The Advisor agrees to maintain and renew its applicable registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC and membership in the NFA.  The Advisor further agrees that it shall cause the Delegates to maintain and renew such registrations and licenses during the term of this Agreement.
(x) The Advisor will at all times comply with its policy relating to the execution of orders and decisions to deal on behalf of clients as required by the FCA Rules and as amended by the Advisor from time to time ("Order Execution Policy").

(xi)     The Advisor will keep or cause to be kept records of investments, sales, disbursements and other transactions carried out by the Advisor under this Agreement in accordance with applicable law.
(xii)     The Advisor agrees that it will promptly notify CMF in writing of the Advisor’s knowledge of the following:
A.	if registration of either the Advisor or DCM-US with the CFTC or either of their memberships with the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect,
B.
if the FCA requires that the Advisor cease acting as commodity trading advisor to the Account, or if the Advisor ceases to be authorized for the purposes of FSMA or no longer has the permission required of it for the purposes of carrying out its obligations hereunder;

C.	any material public media attention or material public scrutiny which would have a material adverse effect on the public profile of the Advisor or DCM-US;
D.
any material compliance issues at the Advisor that could adversely affect the Account, including material violations of the Advisor’s code of ethics or compliance policies or procedures and/or material changes thereto;

E.	the Advisor merges, consolidates with another entity, sells a substantial portion of its assets (in each case, to the extent that David Lilley would no longer be the controlling principal of Advisor);
F.	the Advisor becomes bankrupt or insolvent; or
G.
David Lilley dies, becomes incapacitated for a period of greater than 20 consecutive business days, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the Program of the Advisor

The Advisor also agrees to promptly provide CMF with updates of any material developments with respect to the aforementioned events.
(b) CMF agrees for itself and the Partnership that:
(i)        CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed, to the extent that failure to so comply would have a materially adverse effect on CMF’s or the Partnership’s ability to act as described herein.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor, to the extent that the failure to so comply would have a materially adverse effect on CMF's ability to act as described herein.
(iii)     CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law.  In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.
(iv)     The Advisor and any affiliate may effect transactions in which the Advisor, any affiliate, another client of the Advisor or of an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Advisor’s duty to CMF. The Advisor will ensure that such transactions are effected on terms which are not materially less favorable to CMF than if the conflict or potential conflict had not existed. Any conflicts which the Advisor is not able to prevent or manage effectively shall be promptly disclosed by the Advisor to CMF. The Advisor’s policy relating to the identification of conflicts of interest that arise, or may arise, when providing services and whose existence may damage the interests of clients and that specifies procedures in order to prevent or manage such conflicts as required by the FCA Rules and as amended by the Advisor from time to time (“Conflicts of Interest Policy”) sets out types of actual or potential conflicts of interest which affect the Advisor’s business and provides details of how these are identified, prevented or managed. A summary of the Conflicts of Interest Policy has been separately notified to CMF. Further details of the Conflicts of Interest Policy are available to CMF on request.

1 A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise.  In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.  For purposes of this definition, a "senior official" or "senior executive" means an individual with substantial authority over policy, operations, or the use of government-owned resources. An "immediate family member" of a senior foreign political figure means spouses, parents, siblings, children and a spouse's parents and siblings. A "close associate" of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.
2 The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.  In addition, a shell bank generally does not employ individuals or maintain operating records.

(v) In respect of certain commodity derivative contracts, position limits may be imposed by an EEA regulator, including the FCA, and position management controls may be imposed by a trading venue. The Advisor shall not assume regulatory responsibility for ensuring that CMF complies with any position limit that an EEA regulator, including the FCA, might apply to any commodity derivatives held by the Partnership, provided, that the Advisor shall be responsible for ensuring that the Advisor complies with any position limit that an EEA regulator, including the FCA, might apply to any commodity derivatives traded by the Advisor, including any commodity derivatives traded for the Master Fund account. Subject to Section 5(b), the Advisor shall be expressly permitted to reduce or close out a position entered into on the Partnership’s behalf to the extent required by the trading venue or its rules or where the Advisor reasonably considers this necessary to comply with such rules. CMF acknowledges that the Advisor, when dealing with certain counterparties in providing the services under this Agreement, may be required to act in accordance with certain requirements, including any relevant rules and regulations of such counterparties, and, subject to Section 7(b), accepts any losses that may result from the Advisor so acting.
(vi)     Subject to Section 1(b), CMF consents to the Order Execution Policy. In particular, CMF agrees that the Advisor may trade outside of a trading venue (within the meaning of the FCA Rules).
(vii)   The Advisor may aggregate orders on behalf of CMF and/or the Partnership with those of its other clients and clients of its affiliates. The Advisor will allocate such orders in accordance with Section 5 and Section 9(b)(iv) of this Agreement, the requirements of the FCA Rules and the applicable rules and regulations of the CFTC, NFA and any swap execution facility or commodity exchange on which such order was executed. CMF acknowledges and agrees that aggregation may operate to the advantage or disadvantage of CMF and/or the Partnership.
(viii)    CMF acknowledges that certain of its transactions may be subject to UK MiFID, which applies certain transaction and position reporting obligations in respect of assets in the Partnership, including, but without limitation, the procurement of a valid code made up of 20 alphanumerical digits which is used to uniquely identify every legal entity or structure, in any jurisdiction that is party to a financial transaction (“Legal Entity Identifier”) for the Partnership. CMF undertakes to provide in timely fashion all such information (including, but not limited to, the Partnership’s Legal Entity Identifier) and documentation and to promptly take all such action as the Advisor may from time to time reasonably require in relation to the UK MiFID transaction and position reporting obligations.
(ix)    CMF acknowledges that certain information about transactions the Advisor wishes to and does enter into on CMF’s behalf may be made public and that the Advisor will be required to report the details of certain transactions to the FCA, in some cases, via third parties, in accordance with applicable law.
(x) The Advisor may receive research materials or services in return for direct payments by the Advisor out of its own resources.

10. DATA PROTECTION.
(a) Each party will comply with all applicable statutes and regulations in any jurisdiction pertaining to the processing of any information relating to an identified or identifiable natural living person (“Personal Data”), including the privacy and security of Personal Data (“Data Protection Laws”).

(b)	In order to provide the services the Advisor may need to:

(i)	communicate with CMF’s owners, officers and employees (“Client Contacts”) in relation to the services;

(ii)	process identification details of Client Contacts in order to confirm their identities;

(iii)	check such Personal Data to meet the Advisor’s compliance and regulatory duties; and/or

(iv)
transfer such Personal Data outside the EEA and the UK and disclose it to anti-fraud organizations and law enforcement or regulatory agencies anywhere in the world and the Advisor will be acting as a data controller in respect of such processing.

(c) Where CMF provides the Advisor with Client Contact details or where requested to do so by the Advisor, CMF, on behalf of the Partnership, will notify such individuals that the Advisor may need to process their Personal Data for the purposes set out in Section 10(b).

(d) The Advisor will maintain a data protection fair processing notice on its website setting out the details of such processing and all other information required by, and in compliance with, Data Protection Laws, which CMF will also refer Client Contacts to when it makes a notification under Section 10(c).

(e) For the avoidance of doubt, except as set out above, the Advisor shall be responsible for providing notices and obtaining any consents in relation to the processing of Client Contacts’ Personal Data, including in relation to marketing.

11. COMMUNICATIONS AND TAPING.

(a) Subject to compliance with applicable law, any party may record telephone conversations with the other. The Advisor may record or monitor telephone conversations and other communications with or by CMF (including mails, emails or documentation of client orders made at meetings). CMF agrees that the Advisor may deliver copies or transcripts of such recordings to any court or competent authority; provided that the Advisor will, except where precluded by applicable law, regulation or order, (i) promptly, but at least within 48 hours, notify CMF of the intent to deliver such copies and recordings; (ii) seek and obtain CMF’s consent to such delivery and (iii) provide CMF with an opportunity to review such copies or transcripts and oppose such delivery. A copy of any such conversations with CMF and communications with CMF will be available on request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.

(b) The Advisor will communicate with CMF and the Partnership in English and, subject to Section 16, will communicate with CMF and the Partnership as considered appropriate, including by email or otherwise.

(c) While the track record and other performance information of the Partnership shall be the property of CMF and not the Advisor, the Advisor shall be entitled to use such track record and performance information on a “no names” basis (unless otherwise required by applicable law) and retain all related back-up data related thereto.

12. COMPLAINTS AND COMPENSATION.
(a) All formal complaints by CMF relating to the services provided by the Advisor under this Agreement should in the first instance be made in writing to the compliance officer of the Advisor. Subsequently, CMF may have a right to complain directly to the UK Financial Ombudsman Service. A copy of the Advisor’s complaints management policy is available on request and will otherwise be provided in accordance with the FCA Rules.

(b) CMF may be entitled to compensation from the UK Financial Services Compensation Scheme if the Advisor cannot meet its obligations. This depends on the type of business and the circumstances of the claim. Generally, a professional client will not be eligible for compensation.

13. COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought. For the avoidance of doubt, although this Agreement is designed to operate in parallel with the Partnership Agreement, a breach of this Agreement or the Partnership Agreement shall not, by itself, constitute a breach of the Partnership Agreement or this Agreement, respectively (although the conduct underlying a breach of this Agreement or the Partnership Agreement may independently constitute a breach of the Partnership Agreement or this Agreement, respectively, pursuant to its terms).

14. ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of all the other parties.
15. AMENDMENT.  This Agreement may not be amended, supplemented or modified except by the written consent of all the parties.
16. NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited, international courier (e.g., Fed-Ex, DHL, etc.,), return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue,
New York, New York 10036
Attention:  Patrick Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Drakewood Capital Management Limited
Attn:   David Lilley, CIO
2nd Floor, Amersham Court
154 Station Road
Amersham, HP6 5DW
England
Email:   david.lilley@drakewood.co.uk

With a copy to:

Drakewood Capital Management Limited
Attn:  Charles Davis
28 Baddow Road
Chelmsford, Essex CM2 0DG
England

Phone: +44 (0) 203 675 1814
Email: companysec@drakewood.co.uk

17. GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.
18. ARBITRATION.  Except as set forth in Section 12 hereof, the parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
19. NO THIRD PARTY BENEFICIARIES.  There are no third party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 7 (Indemnification) hereof.
20. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via portable document format (“pdf”) or email, each of which is an original and all of which when taken together evidence the same agreement.  Any signature on the signature page of this Agreement may be an original or electronically transmitted signature or may be executed by applying an electronic signature using DocuSign© or, if permitted by CMF (such permission not to be unreasonably withheld), any other similar program.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director

CERES ORION L.P.
By:  Ceres Managed Futures LLC
   (General Partner)

By:  /s/ Patrick T. Egan
Patrick T. Egan
President and Director
DRAKEWOOD CAPITAL MANAGEMENT LIMITED By: /s/ David Lilley Name: David Lilley Title: Director

APPENDIX A
Investment Objective
The Program invests primarily in a portfolio of risk positions in precious, non-ferrous and ferrous metal futures, forward contracts and related options, and derivative instruments. Other commodities may be traded from time to time, and the Program may also invest in LME warrants, although these instruments are expected to constitute a relatively minor part of the portfolio. The Program will seek profits from commodity transactions while taking reasonable steps to protect capital relative to the rates of return sought. The Program will attempt to accomplish this objective by following the investment strategies described below.  The Program’s investments are expected to be concentrated in precious, non-ferrous and ferrous metal strategies and the Program’s investments are not expected to be diversified.
Investment Focus
The Program is primarily involved in investments in futures contracts, options, swaps and other off-exchange derivatives in metals traded from time to time on the LME, CME, NYMEX and other exchanges (including exchanges outside the U.S. and the UK) where the Advisor believes there is a requisite amount of liquidity and price transparency. Such commodity interests may include, but are not limited to, aluminum, copper, gold, lead, lithium, molybdenum, nickel, palladium, platinum, tin, silver, zinc, iron ore, rebar and steel (and may also include fossil fuels such as metallurgical coke) as further shown in Appendix C. Strategies include, but are not limited to, directional flat prices, swaps, intra-commodity spreads, and inter-commodity spreads.
The Program trades commodity futures contracts on exchanges, as well as exchange-traded options (both puts and calls) on futures contracts on both a covered basis (i.e., to write or sell an option against a futures contract) and an uncovered basis (i.e., to buy or sell an option directionally). Where approved by CMF in accordance with the Management Agreement to which this Appendix A is attached, the Program may also take positions for the Account through swaps, other OTC derivative instruments, additional commodity interests and currency trades. Positions may be longer-dated. The Program’s investment strategy is designed to gain exposure to opportunities in the majority of actively traded metals while limiting exposure in any one particular metal. The intent of this strategy is to increase opportunities for gain, while managing risk in order to provide more consistent returns. In view of the above, there may be times, due to market and other conditions, when trading is not well diversified; in fact, on occasion, there may be a heavy concentration of a given metal which could result in a greater return or substantial losses to the Program.
Investment Approach
The Advisor will employ a fundamental-discretionary investment approach, based on the expertise and experience of its key individuals in both physical and derivative metals markets. The Advisor seeks out potential sources of return in the chosen investible universe of commodities, including return from changes in the absolute or relative price of a commodity, from changes in volatility or from changes in the shape of the futures curve, amongst other sources.  Once an investment decision has been made,  the size and structure of the position is established based on a number of factors including the risk/reward profile of the position and the liquidity of the relevant contract(s), amongst other factors.  Where the Advisor believes the risk/reward proposition is attractive it will establish and maintain positions, exiting and/or reversing those positions as changes in the market, and new information, alters the Advisors’ evaluation of risk and reward associated with the position.
Along with the fundamentals of each individual metal market, in constructing the portfolio interactions between metals across the entire complex will be factored into the Advisor’s daily assessment of risk in its portfolio.  The contribution of positions to portfolio value at risk (VaR) and stress tests is tracked daily (VaR) and weekly (stress test) to ensure that as markets evolve risk remains within acceptable limits.
The Advisor has access to a wide range of information and forecasts from which to form its views on the market.  Technical data including various exchange rates, interest rates, metals prices, inventory, production and consumption levels at different steps along the supply chain as well as various intra- and inter-series relationships are also analyzed to assist in predicting the behavior of metal prices.  Most importantly, the Advisor’s experience trading in these markets and its close relationships across a broad range of participants in the financial and physical markets help it to interpret the impact of and potential responses to new information as it becomes available.
Based on the fundamentally driven investment approach of the Program, the Advisor will often hold generally directional positions – either predominantly long or short depending on price drivers for each individual metal.  The Program is expected to be neither long nor short biased through the cycle but rather to take a fundamental view over a one, two, five and ten year time frame and take positions accordingly.  Long Long-term core positions will be augmented by shorter shorter-term trading positions around each core position to manage short short-term price risk.  In normal circumstances there may be daily trading activity on the portfolio even though the core fundamental view will persist for a year or more.  Due to the nature of commodities futures trading, gross exposures may be much higher than net asset value due to the nature of having numerous offsetting positions, such as calendar spreads.

Investment Allocations
Other than as described herein, there are no applicable investment restrictions.
Outline: Between 10% and 25% of the Program’s net assets will normally be allocated to initial margins on derivative transactions. The Advisor may change this allocation at its discretion in order to maintain the flexibility needed to take advantage of market opportunities.
Derivatives Investments: The Program expects to utilize between 10% and 25% of its net assets as deposits for initial margin. The Program invests (on- and off-exchange) emphasizing those precious, non-ferrous and ferrous metals where the Advisor has the most experience. The Program trades metals futures and options. These trades may typically include:

● Directional flat price positions: Directional flat long/short positions where profit can be achieved by beneficial changes in price. These positions are at the discretion of the Advisor.
● Carry/spread investments: These are intra-commodity investments along the price curve of individual metals. These are ‘long before short’ or ‘short before long’ positions. These transactions profit from a forecast tightening or easing of metal availabilities and are again at the discretion of the Advisor. The forecasts for the development of the price curve will also inform the location along the time line of outright directional flat long/short positions.
● Inter-commodity transactions: Transactions designed to take advantage of changes in the relative prices between different metals. As above, these positions will also draw on any substitution possibilities and the different time synchronization between peaks and troughs in the various markets. These transactions are again at the discretion of the Advisor.
●  “Arbitrage” transactions: Metals are traded on global exchanges other than the LME. Each market has different geographical and quality characteristics which give rise to different and fluctuating relative values. The Program may enter into trades that exploit forecast movements in these relationships. These transactions are again at the discretion of the Advisor.
● Options transactions: Options may be used as a tool to enter into and profit from the above trading opportunities. Options may be used where there are forecast changes in volatility and also to tailor the Program’s risk exposure to particular price movements. These transactions are again at the discretion of the Advisor.
● This list is not completely exhaustive.

APPENDIX B
Trading Policies of Ceres Orion L.P.
1.
The Partnership will invest its assets only in commodity interests that an advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions.  Sufficient volume, in this context, refers to a level of liquidity that an advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.
The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that advisor.  To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts: (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange; and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
The Partnership may occasionally accept delivery of a commodity.  Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4.
The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.	The Partnership will not utilize borrowings except short‑term borrowings if the Partnership takes delivery of any cash commodities.
6.
The Advisor may from time to time employ trading strategies such as spreads or straddles on behalf of the Partnership.  The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
The Partnership will not permit the churning of its commodity trading accounts.  The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

APPENDIX C
List of Commodity Interests
UNIQUE ID	EXCHANGE	PRODUCT TYPE	EXCHANGE CODE	FULL CONTRACT NAME
AAD	LME	FORWARD	AAD	LME ALUMINIUM ALLOY FUTURES
AADC	LME	OPTION	AAD	LME ALUMINIUM ALLOY OPTION CALL
AADP	LME	OPTION	AAD	LME ALUMINIUM ALLOY OPTION PUT
AHD	LME	FORWARD	AHD	LME ALUMINIUM FUTURES
AHDC	LME	OPTION	AHD	LME ALUMINIUM OPTION CALL
AHDP	LME	OPTION	AHD	LME ALUMINIUM OPTION PUT
	CME			CME ALUMINIUM PREMIUMS
	LME			LME ALUMINIUM PREMIUMS
	INE			INE COPPER
BP	CME	FUTURE	BP	CME FX GBP/USD FUTURES
CAD	LME	FORWARD	CAD	LME COPPER FUTURES
CADC	LME	OPTION	CAD	LME COPPER OPTION CALL
CADP	LME	OPTION	CAD	LME COPPER OPTION PUT
COD	LME	FORWARD	COD	LME COBALT FUTURES
	CME			CME COBALT
EC	CME	FUTURE	EC	CME FX EUR/USD FUTURES
EURUSD	OTC	FORWARD	EURUSD	OTC FX EUR/USD FORWARD
FEF	SGX	FUTURE	FEF	SGX TSI IRON ORE CFR CHINA (62% FE FINES) FUTURES
FEFC	SGX	OPTION	CFEF	SGX TSI IRON ORE CFR CHINA (62% FE FINES) OPTIONS CALL
FEFP	SGX	OPTION	PFEF	SGX TSI IRON ORE CFR CHINA (62% FE FINES) OPTIONS PUT
GBPUSD	OTC	FORWARD	GBPUSD	OTC FX GBP/USD FORWARD
GC	CME	FUTURE	GC	COMEX GOLD FUTURES
GCC	CME	OPTION	OG	COMEX GOLD OPTION CALL
GCP	CME	OPTION	OG	COMEX GOLD OPTION PUT
HCD	LME	FUTURE	HCD	LME STEEL HRC FOB CHINA (ARGUS) FUTURES
HG	CME	FUTURE	HG	COMEX COPPER FUTURES
HGC	CME	OPTION	HX	COMEX COPPER OPTIONS CALL
HGP	CME	OPTION	HX	COMEX COPPER OPTIONS PUT
HUD	LME	FUTURE	HUD	LME STEEL HRC NORTH AMERICA (PLATTS) FUTURES
LPF	SGX	FUTURE	LPF	SGX PLATTS IRON ORE CFR CHINA LUMP PREMIUM FUTURES
M65F	SGX	FUTURE	M65F	SGX MB IRON ORE CFR CHINA (65% FE FINES) FUTURES
	CME			CME LITHIUM
	LME			LME LITHIUM
NAD	LME	FORWARD	NAD	LME NASAAC FUTURES
NADC	LME	OPTION	NAD	LME NASAAC OPTION CALL
NADP	LME	OPTION	NAD	LME NASAAC OPTION PUT
NID	LME	FORWARD	NID	LME NICKEL FUTURES
NIDC	LME	OPTION	NID	LME NICKEL OPTION CALL
NIDP	LME	OPTION	NID	LME NICKEL OPTION PUT
PA	CME	FUTURE	PA	NYMEX PALLADIUM FUTURES
PAC	CME	OPTION	PAO	NYMEX PALLADIUM OPTION CALL
PAP	CME	OPTION	PAO	NYMEX PALLADIUM OPTION PUT
PBD	LME	FORWARD	PBD	LME LEAD FUTURES
PBDC	LME	OPTION	PBD	LME LEAD OPTION CALL
PBDP	LME	OPTION	PBD	LME LEAD OPTION PUT
PL	CME	FUTURE	PL	NYMEX PLATINIUM FUTURES
PLC	CME	OPTION	PO	NYMEX PLATINUM OPTION CALL
PLP	CME	OPTION	PO	NYMEX PLATINUM OPTION PUT
	SGX			SGX REBAR
	LME			LME STEEL SCRAP INDIA
SCD	LME	FUTURE	SCD	LME STEEL SCRAP FUTURES
	LME			LME STEEL SCRAP TAIWAN
SI	CME	FUTURE	SI	COMEX SILVER FUTURES
SIC	CME	OPTION	SO	COMEX SILVER OPTION CALL
SIP	CME	OPTION	SO	COMEX SILVER OPTION PUT
SND	LME	FORWARD	SND	LME TIN FUTURES
SNDC	LME	OPTION	SND	LME TIN OPTION CALL
SNDP	LME	OPTION	SND	LME TIN OPTION PUT
SRD	LME	FUTURE	SRD	LME STEEL REBAR FUTURES
ZSD	LME	FORWARD	ZSD	LME ZINC FUTURES
ZSDC	LME	OPTION	ZSD	LME ZINC OPTION CALL
ZSDP	LME	OPTION	ZSD	LME ZINC OPTION PUT

CURRENCY
CURRENCY GBP vs USD
CURRENCY EURO vs USD
CME	CURRENCY: Offshore RMB(CNH) Futures
CURRENCY: CAD vs USD
CURRENCY: AUD vs USD
CURRENCY: JPY vs USD

 Additional Commodity Interests
Unique ID	Exchange	Product Type	Exchange Code	Name
RB	SGX	FUTURE	RB	SGX Mysteel Shanghai Rebar (USD) SWAP
HRC	Comex	FUTURE	HRC	U.S. MIDWEST DOMESTIC HOT-ROLLED COIL STEEL (CRU) INDEX FUTURES

HRCC	Comex	OPTION	HRO	U.S. MIDWEST DOMESTIC HOT-ROLLED COIL STEEL (CRU) INDEX AVERAGE PRICE OPTION CALL
HRCP	Comex	OPTION	HRO	U.S. MIDWEST DOMESTIC HOT-ROLLED COIL STEEL (CRU) INDEX AVERAGE PRICE OPTION PUT
BUS	Comex	FUTURE	BUS	U.S. MIDWEST BUSHELING FERROUS SCRAP (AMM) FUTURES
HER	Comex	FUTURE	HER	NORTH EUROPEAN HOT-ROLLED COIL STEEL (ARGUS) FUTURES
COB	Comex	FUTURE	COB	COBALT METAL (FASTMARKETS) FUTURES

LTH	Comex	FUTURE	LTH	LITHIUM HYDROXIDE CIF CJK (FASTMARKETS) FUTURES

LHD	LME	FUTURE	LH	LME Lithium Hydroxide CIF (Fastmarkets MB)

CBD	LME	FUTURE	CB	LME COBALT (FASTMARKETS MB)

HND	LME	FUTURE	HN	LME HRC NW Europe (Argus)
STD	LME	FUTURE	ST	LME Steel Scrap CFR Taiwan (Argus)
SID	LME	FUTURE	SI	LME Steel Scrap CFR India (Platts)

ALI	COMEX	FUTURE	ALI	COMEX ALUMINIUM FUTURE
AUP	COMEX	FUTURE	AUP	COMEX ALUMINUM MW U.S. TRANSACTION PREMIUM PLATTS (25MT) FUTURES
EDP	COMEX	FUTURE	EDP	COMEX ALUMINIUM EUROPEAN PREMIUM DUTY-PAID (METAL BULLETIN) FUTURES
UP	LME	FUTURE	UP	LME ALUMINIUM PREMIUM DUTY PAID US MIDWEST (PLATTS) FUTURES
EA	LME	FUTURE	EA	LME ALUMINIUM PREMIUM DUTY UNPAID EUROPEAN (FASTMARKETS) FUTURES
AM	LME	FUTURE	AM	LME ALUMINA (CRU/FASTMARKETS) FUTURES

AD	CME	FUTURE	AD	CME AUSTRALIAN DOLLAR FUTURES
C1	CME	FUTURE	C1	CME CANADIAN DOLLAR FUTURES
J1	CME	FUTURE	J1	CME JAPANESE YEN FUTURES
RMB	CME	FUTURE	RMB	CME CHINESE RENMINBI/USD FUTURES